Exhibit 10.3(a)

EIGHTH AMENDMENT TO

CREDIT AGREEMENT

This EIGHTH AMENDMENT TO CREDIT AGREEMENT (this “Eighth Amendment”) dated as of August 29, 2017 is among GREEN PLAINS GRAIN COMPANY LLC, a Delaware limited liability company (including in its capacity as successor by merger to Green Plains Essex Inc., an Iowa corporation, the “Borrower”), the Lenders party to the Credit Agreement (as defined below) and BNP PARIBAS, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower, Green Plains Grain Company TN LLC, a Delaware limited liability company, the Lenders, Sole Bookrunner, the Syndication Agent, the Administrative Agent, the Collateral Agent, the Swing Line Lender and the Issuing Lender are parties to a Credit Agreement dated as of October 28, 2011 (as amended, supplemented or otherwise modified from time to time prior to the Effective Date (as defined in Section 2 below), the “Existing Credit Agreement” and, as amended by this Eighth Amendment and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested certain amendments to the Existing Credit Agreement, and the parties hereto have agreed to amend the Existing Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments.

Upon the occurrence of the Effective Date (as defined in Section 2 below), the Existing Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Existing Credit Agreement is amended by inserting the following defined terms in appropriate alphabetical order:

“ABL Intercreditor Agreement”: means that certain ABL Intercreditor Agreement, dated as of the date hereof, by and among, Administrative Agent, Borrower, and Term Loan Collateral Agent, in substantially the form attached hereto as Exhibit I, as the same may be from time to time amended, restated, supplemented or otherwise modified in accordance with its terms and the terms of this Agreement.

“Flood Plain Property”: any real property interest located in an area with a flood zone determination subject to mandatory flood insurance acquisition requirements of any applicable Governmental Authority.

“Mortgage”: any mortgage, deed of trust, deed to secure debt, or similar instrument creating or perfecting a Lien securing the Obligations or any guarantee of the Obligations on any real property interest owned or leased by Borrower or any guarantor of the Obligations, including without limitation any Pari Passu Mortgage.

“Pari Passu Collateral”: the Term Loan Priority Collateral (as defined in the Pari Passu Intercreditor Agreement).

“Pari Passu Collateral Agent”: the Pari Passu Collateral Agent (as defined in the Pari Passu Intercreditor Agreement).

“Pari Passu Collateral Documents”: means Pari Passu Collateral Documents (as defined in the Pari Passu Intercreditor Agreement).

“Pari Passu Guaranty”: the ABL Guaranty (as defined in the ABL Intercreditor Agreement) whereby certain Affiliates of the Borrower guarantee the Obligations.

“Pari Passu Intercreditor Agreement”: the Term Loan Intercreditor and Collateral Agency Agreement, dated as of the date hereof, by and among the Term Loan Collateral Agent, the Administrative Agent, PNC Bank, National Association, Bank of the West, ING Capital LLC, and certain Affiliates of Borrower, in substantially the form attached hereto as Exhibit H, as the same may be from time to time amended, restated, supplemented or otherwise modified in accordance with its terms and the terms of this Agreement.

“Pari Passu Loan Documents”: means the Pari Passu Intercreditor Agreement, the Pari Passu Collateral Documents, and any other agreement or instrument executed in connection therewith.

“Pari Passu Mortgages”: any Mortgage that is a Pari Passu Collateral Document.

“Pari Passu Secured Parties”: means the ABL Claimholders (as defined in the Pari Passu Intercreditor Agreement).

“Subordinated Liens Securing Term Loans”: has the meaning given in Section 8.2(k).

“Term Loan Collateral Agent”: the Term Loan Collateral Agent (as defined in the ABL Intercreditor Agreement).

“Term Loan Documents”: the Term Loan Documents (as defined in the ABL Intercreditor Agreement).

“Term Loan Guaranty”: the Term Loan Guaranty (as defined in the ABL Intercreditor Agreement) whereby the Borrower and certain of its Subsidiaries guarantee the obligations of its Affiliates under the Term Loan Documents.

(b) The definition of “Affiliate” in Section 1.1 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote more than (i) with respect to BioProcess Algae LLC, a Delaware limited liability company, 35% or (ii) with respect to any other Person, 10%, of the securities or other equity interests having ordinary voting power for the election of directors (or managers) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, however, notwithstanding anything to the contrary, that this definition may not be amended, restated, supplemented, or otherwise modified unless and until the Administrative Agent has determined in its sole discretion that such amendment, restatement, supplement, or other modification will not adversely affect the rights of the Secured Parties under the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement.

(c) Clause (xii) of the definition of “Borrowing Base” in Section 1.1 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“(xii) 100% of the amount of all Indebtedness secured by Permitted Liens (other than Subordinated Liens Securing Term Loans) to the extent encumbering assets otherwise included in the Borrowing Base; minus”

(d) Clause (a) of the definition of “Change of Control” in Section 1.1 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“(a) Parent shall cease to own (directly or indirectly) and control, beneficially and of record, collectively, at least fifty-one percent (51%) of all outstanding Capital Securities of the Borrower, free and clear of all Liens (other than Liens in favor of the Collateral Agent or the Pari Passu Collateral Agent for the ratable benefit of the Secured Parties or Term Loan Collateral Agent pursuant to the Term Loan Documents); or”

(e) The definition of “Default” in Section 1.1 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“Default”: any of the events specified in Section 9.1, in each case, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied, including without limitation any Unmatured Event of Default (as such term is defined in the Term Loan Documents).

(f) The definition of “Loan Documents” in Section 1.1 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“Loan Documents”: this Agreement, the Notes, the Security Documents, the Fee Letters, the Responsible Officer List, each Repurchase Intercreditor Agreement, any Swap Intercreditor Agreement, any Subordination Agreement, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement, the Pari Passu Loan Documents, and any other document or instrument executed by the Loan Parties in connection herewith or therewith.

(g) The definition of “Obligations” in Section 1.1 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“Obligations”: (a) the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and Reimbursement Obligations, and all other obligations and liabilities of the Borrower to the Agents and the Secured Parties, and Swap Parties with respect to Swap Contracts, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Loan Documents) or otherwise, in each case, which may arise under, or out of or in connection with this Agreement, the Notes, the Security Documents, any other Loan Documents, any Credit, any Swap Contract, and any other document made, delivered or given in connection therewith or herewith, and (b) any Guaranty Obligations of any guarantor of any Obligations set forth in Clause (a) of this definition (including without limitation the Pari Passu Guaranty) and any amounts other obligations and liabilities of any such guarantor in connection therewith to the Agents and the Secured Parties, and Swap Parties with respect to Swap Contracts, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred. For the avoidance of doubt, Obligations includes all obligations of the Borrower under Swap Contracts to any Person that was, at the time of entry into such Swap Contract, a Lender or an Affiliate of a Lender.

(h) The definition of “Security Documents” in Section 1.1 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“Security Documents”: the collective reference to the Security Agreement, the Account Control Agreements, each Warehouseman Agreement, the Collateral Access Agreement, and all other security documents (other than the Pari Passu Collateral Documents) hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of the Borrower to secure any of the Obligations. As of the Closing Date, the Security Documents includes the documents listed on Schedule 1.0D.

(i) The definition of “Total Liabilities” in Section 1.1 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“Total Liabilities”: at any time with respect to any Person, the amount which, in accordance with GAAP, would be set forth opposite the caption “total liabilities” on a balance sheet of such Person for such period. For the avoidance of doubt, “Total Liabilities” shall include liabilities with respect to commodity repurchase agreements but, for purposes of calculations of the financial covenants contained in Section 8.17 of this Agreement, “Total Liabilities” will be deemed not to include any of the Borrower’s Guaranty Obligations under the Term Loan Guaranty.

(j) Section 4.15 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“4.15 Indemnity.

The Borrower agrees to indemnify each Lender (and solely with respect to subsection (a) below, each prospective New Seasonal Line Lender) and to hold each Lender (and solely with respect to subsection (a) below, each prospective New Seasonal Line Lender) harmless from any actual loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender or prospective New Seasonal Line Lender) which such Lender (and solely with respect to subsection (a) below, each prospective New Seasonal Line Lender) may sustain or incur resulting from (a) any failure by the Borrower in making a borrowing of, Conversion into or Continuation of LIBO Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, including, without limitation, LIBO Rate Loans that are

Seasonal Line Loans that have been requested prior to the effectiveness of the applicable Seasonal Line Commitment Period, (b) any failure by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a payment or prepayment of LIBO Rate Loans (whether optional or mandatory, whether from proceeds of Collateral, Pari Passu Collateral, or otherwise) on a day which is not the last day of an Interest Period with respect thereto. A certificate as to any amounts payable pursuant to this Section 4.15 submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.”

(k) Section 5.5 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“5.5 No Legal Bar; No Burdensome Restrictions.

(a) The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof (a) will not violate (i) any Requirement of Law in each case to the extent applicable or binding upon the Borrower or any Subsidiary, or (ii) any Contractual Obligation of the Borrower or any Subsidiary, and (b) will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Collateral Agent or Pari Passu Collateral Documents in favor of the Collateral Agent or Pari Passu Collateral Agent, as applicable, or resulting in Subordinated Liens Securing Term Loans).

(b) Neither any Loan Party nor any of its subsidiaries is a party to or bound by any contract or law, compliance with which could reasonably be expected to have a Material Adverse Effect or would impair the ability of (i) such Loan Party to perform its obligations hereunder or under any of the other Loan Documents or (ii) any Agent or any Secured Party to enforce any Obligations or realize upon any of the Collateral or Pari Passu Collateral or the Pari Passu Collateral Agent to realize upon any of the Pari Passu Collateral (in each case subject to the terms and conditions of the ABL Intercreditor Agreement).”

(l) Section 5.14 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“5.14 Security Documents.

(a) (i) The provisions of each Security Document are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, and enforceable first priority Lien (subject to Permitted Liens) in all right, title and interest of the Borrower in the Collateral and (ii) the provisions of each Pari Passu Collateral Document are effective to create in favor of the Collateral Agent or Pari Passu Collateral Agent, as applicable, for the ratable benefit of the Secured Parties, a legal, valid, and enforceable Lien (subject to Permitted Liens) in all right, title and interest of the Borrower in the Pari Passu Collateral.

(b) (i) When proper financing statements have been filed in the offices in the jurisdictions listed in Schedule 5.14, the Security Documents shall constitute a Perfected Lien on all right, title and interest in the Collateral which can be perfected by such filing in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, subject to the existence of

Permitted Liens or otherwise under the Security Documents and, in the case of such Liens which are Permitted Liens, the priority of such Liens, (ii) when proper financing statements have been filed in the appropriate Governmental Authority offices in each jurisdiction of formation for each guarantor of the Obligations pledging Pari Passu Collateral pursuant to a Pari Passu Collateral Document, the Pari Passu Collateral Documents shall constitute a perfected second priority Lien on all right, title and interest in such Pari Passu Collateral which can be perfected by such filing, in favor of the Pari Passu Collateral Agent, for the ratable benefit of the Secured Parties, subject to the existence of Permitted Liens or otherwise under the Pari Passu Collateral Documents and, in the case of such Liens which are Permitted Liens, the priority of such Liens, and (iii) when the Mortgages have been recorded or filed, as applicable, in the county offices in each jurisdiction where Pari Passu Collateral that constitutes real property is located, the Pari Passu Mortgages shall constitute a second priority Lien in favor of the Pari Passu Collateral Agent, for the benefit of the Secured Parties, on all right, title and interest in such Pari Passu Collateral that constitutes real property, which can be perfected by such recording or filing, as applicable, subject to the existence of Permitted Liens or otherwise under the Pari Passu Collateral Documents and, in the case of such Liens which are Permitted Liens, the priority of such Liens.

(c) Collateral included in the Borrowing Base at any time is subject to a Perfected Lien at such time, subject only to the existence and priority of Liens which are Permitted Liens.”

(m) A new Section 5.27 is hereby added to the Existing Credit Agreement to read in its entirety as follows:

“5.27 Term Loan Guaranty. Each of Green Plains Inc. and the other Affiliates of the Borrower that are guarantors of the obligations evidenced by the Term Loan Documents (except for any ABL Priority Collateral Grantor (as defined in the Pari Passu Intercreditor Agreement)) are party to and guarantors under the Pari Passu Guaranty.

(n) Section 7.6 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“7.6 Maintenance of Property; Insurance.

Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the United States (or jurisdiction of organization of the relevant Subsidiary) by companies engaged in the same or a similar business, which insurance shall name the Administrative Agent as additional insured and lender loss payee, in the case of property or casualty insurance, and as an additional insured, in the case of liability insurance, in each case, without liability for unpaid premiums; and (i) on the Closing Date and each year thereafter on or before thirty (30) days prior to the expiration thereof, furnish to the Administrative Agent, an insurance certificate to such effect, and (ii) furnish to each Lender, upon written request, full information as to the insurance carried. In addition, the Borrower or any guarantor, as applicable, will obtain and maintain at all times flood insurance on each Flood Plain Property owned by it subject to a Mortgage in such an amount as Administrative Agent shall reasonably require, and naming Borrower or such guarantor of the Obligations, as applicable, as insured, but in no event less than the maximum amount of such insurance available under and otherwise sufficient to comply with, as applicable, the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, and in each case otherwise in compliance with the requirements of the Loan Documents.”

(o) Sections 7.8(i) and (j) of the Existing Credit Agreement are amended and restated in their entirety as follows and a new Section 7.8(k) is hereby added to the Existing Credit Agreement to read in its entirety as follows:

“(i) any casualty or other insured damage to any material portion of the Collateral or Pari Passu Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral, the Pari Passu Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding;

(j) any default, event of default, or other non-performance by a counterparty under any Forward Contract of which the Borrower has notice or otherwise has knowledge which has occurred or Borrower has been informed is reasonably likely to occur, individually or in the aggregate with any other default, event of default, or other non-performance under any other such Forward Contract, would total $500,000 or more; and

(k) copies of any notices provided to the Pari Passu Collateral Agent relating to or required under the Pari Passu Collateral Agreements.”

(p) Section 7.17 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“7.17 Further Assurances.

(a) Within three (3) Business Days, execute any further instruments and take further action as Administrative Agent may request to perfect or continue the Collateral Agent’s security interest in the Collateral or the Pari Passu Collateral Agent’s security interest in Pari Passu Collateral or to effect the purposes of this Agreement and the other Loan Documents.

(b) Prior to the effectiveness of any Mortgage, the Administrative Agent, the Lenders and their respective attorneys, agents, and consultants each shall have1:

(i) Completed any respective legal due diligence review with respect to such Mortgage, the scope of any such due diligence review with respect to any Lender to be determined by such Lender; and

(ii) Received, in each case in form and substance satisfactory to the Administrative Agent and the Lenders:

(1) executed legal opinions of the applicable Borrower’s or guarantor’s special counsel in the jurisdiction in which such real property interest is located as the Administrative Agent, in its sole discretion, may require, such legal opinion to cover such matters incident to such real property interest and Liens thereon as the Administrative Agent and its counsel may reasonably require;

[1]	To be conformed to requirements in Pari Passu Collateral Documents

(2) the street address or other identifying descriptions for such real property interest;

(3) evidence that all of the requirements of Section 7.6 of this Agreement have been satisfied with respect to the applicable real property interest to be subject to such Mortgage, including without limitation;

(4) life-of-loan flood zone determination certificates from a third-party vendor;

(5) with respect to any Flood Plain Property, such information and certifications from the applicable Borrower with respect to such Floodplain Property as the Administrative Agent or any Lender may request, including without limitation, appraisals or other evidence of insurable value, copies of flood insurance policies and payments with respect thereto, flood insurance accord forms, and mortgagee and lender loss payee endorsements;

(6) at the request of the Administrative Agent, an environmental indemnity agreement necessary to provide reasonable environmental indemnifications with respect to such real property interest, made by Borrower and any applicable guarantor in favor of the Secured Parties, or amendments, restatements, supplements or other modifications to any such existing environmental indemnity agreement;

(7) at the request of the Administrative Agent, fully-executed, complete copies of all necessary title affidavits required by the applicable title company, to allow such title company to issue the title policy and endorsements reasonably required by Administrative Agent;

(8) at the request of the Administrative Agent, copies of all tax certificates, reflecting payment of all ad valorem taxes currently due and payable with respect to such real property interest;

(9) a Phase I environmental site assessment together with any additional Phase II environmental site assessments, reports, remediation plans, or evidence of other actions, recommended by such Phase I environmental site assessment, in each case in form, substance, and scope acceptable to the Administrative Agent, prepared by an environmental consultant or engineer reasonably acceptable to the Administrative Agent, if applicable, and addressed to, or subject to, reliance by the Secured Parties;

(10) ALTA compliant surveys of such real property interests prepared by a surveyor reasonably acceptable to the Administrative Agent and addressed to or subject to reliance by the Secured Parties; and

(11) such other documents and agreements as the Administrative Agent, in its discretion, may reasonably request, including without limitation consents, waivers, zoning variances, access agreements, affidavits, estoppels, and subordination, nondisturbance, and attornment agreements.”

(q) Section 8.1(b) of the Existing Credit Agreement is amended and restated in its entirety as follows:

“(b) Indebtedness under Swap Contracts entered into in the ordinary course of business for hedging purposes and in accordance with the Risk Management Policies, and in no event for speculative purposes, provided, that prior to Borrower entering into any such Swap Contract, a Swap Intercreditor Agreement shall be in effect and the Administrative Agent and the Lenders, in their respective sole discretion, will be satisfied that the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement appropriately account for Obligations resulting from any such Swap Contracts in any applicable payment priority provisions, including if necessary pursuant to an amendment thereto;”

(r) Section 8.1(i) of the Existing Credit Agreement is amended and restated in its entirety as follows:

“(i) Indebtedness of the Borrower incurred under the Term Loan Guaranty or any guaranty of Indebtedness incurred pursuant to a refinancing of Indebtedness of the Borrower’s Affiliates evidenced by the Term Loan Documents, in each case to the extent incurred in accordance with the ABL Intercreditor Agreement.”

(s) Section 8.2(g) of the Existing Credit Agreement is amended and restated in its entirety as follows:

“(g) Liens created pursuant to the Security Documents and Pari Passu Collateral Documents;”

(t) Section 8.2(k) of the Existing Credit Agreement is amended and restated in its entirety as follows:

“(k) Liens (i) granted pursuant to the Term Loan Documents (and any permitted refinancing thereof), to the extent in accordance with the ABL Intercreditor Agreement and otherwise acceptable to Administrative Agent in its sole discretion (“Subordinated Liens Securing Term Loans”) and (ii) Liens with respect to easements, rights of way, zoning restrictions and other encumbrances affecting real property subject to a Mortgage and that do not materially interfere with or impair the use or operation thereof;”

(u) Section 8.3 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“8.3 Limitation on Guaranty Obligations.

“Create, incur, assume or suffer to exist any Guaranty Obligation except Guaranty Obligations (a) in existence on the date hereof and listed on Schedule 8.3 or any refinancings, renewals or extensions thereof which do not result in an increase thereof and (b) pursuant to the Term Loan Guaranties; provided, however, that Borrower will not make any payment with respect to the Term Loan Guaranty unless (i) it has given the Administrative Agent at least 5 Business Days’ prior notice, (ii) no Default or Event of Default exists at the time of such payment and no Default or Event of Default would result from the making of such payment, and (iii) such payment is strictly in accordance with the ABL Intercreditor Agreement.”

(v) Section 9.1(c) of the Existing Credit Agreement is amended and restated in its entirety as follows:

“(c) The Borrower shall default in the observance or performance of any covenant or agreement contained in Sections 7.1, 7.2(b), 7.2(c), 7.2(d), 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11 or 7.12 or SECTION 8 (other than Section 8.17) of this Agreement, or any of the Security Documents or Pari Passu Collateral Documents; or”

(w) Section 9.1(l) of the Existing Credit Agreement is amended and restated in its entirety as follows:

“(l) Borrower or any Subsidiary or Affiliate of Borrower shall be criminally indicted or convicted under any Law that would reasonably be expected to lead to a forfeiture of any Collateral or Pari Passu Collateral;”

(x) Section 9.1 of the Existing Credit Agreement is amended by (i) adding “or” immediately following “Material Adverse Effect” in Clause (n) and (ii) adding the following Clauses (o), (p), and (q) immediately following Clause (n):

“(o) (i) Any of the Pari Passu Loan Documents or any Lien thereunder shall terminate or cease, for any reason, to be in full force and effect, or the Borrower or any of its Affiliates shall so assert, (ii) the Lien created by any of the Pari Passu Collateral Documents shall fail to constitute a second priority Lien in favor of Pari Passu Collateral Agent for the ratable benefit of the Secured Parties on all right, title and interest in the Pari Passu Collateral, or (iii) any condemnation or similar proceeding shall be brought in respect of any material portion of the Pari Passu Collateral; or

(p) The ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement shall terminate or cease to be in effect or if any Person party thereto other than the Administrative Agent attempts to terminate, or otherwise challenges the validity of or its obligations under, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement, as applicable; or

(q) Any specified “event of default” under any Term Loan Document, or any other event or circumstance which would permit any holder of Indebtedness under the Term Loan Documents to accelerate such Indebtedness (and/or the obligations of Borrower or any of its Affiliates under the Term Loan Documents, including but not limited to any Term Loan Guaranty) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness);”

(y) Section 9.3 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“9.3 Application of Payments.

Except as expressly provided in this Agreement, all amounts received or recovered under this Agreement or any other Loan Document, the exercise of remedies by the Administrative Agent or the Collateral Agent under any of the Loan Documents, liquidation of collateral or otherwise, shall be applied for the benefit of the Secured Parties in the following manner (or as otherwise provided in the Swap Intercreditor Agreement):

(i) First, to the payment, pro rata, of all Obligations consisting of out of pocket costs, reasonable expenses, reasonable fees, indemnities and other amounts payable to the Administrative Agent and the Collateral Agent in their respective capacities as such or incurred in connection with the administration, enforcement, preservation or exercise of any rights or remedies under this Agreement and the Loan Documents (including, without limitation, the reasonable fees and disbursements of their respective counsel and agents);

(ii) Second, without duplication of amounts applied pursuant to clause First above, to the payment in full in cash, pro rata, of interest and fees constituting Obligations owing to Lenders (other than in their capacities as Swap Parties), in each case ratably in accordance with the respective amounts thereof then due and owing;

(iii) Third, to the payment in full in cash, pro rata, of the principal amount of the Obligations owing to the Lenders (including, without limitation, principal of Loans, Reimbursement Obligations, and obligations to cash collateralize Credits) and any breakage, termination or other payments due to Swap Parties under Swap Contracts and any interest accrued thereon, in each case ratably in accordance with the respective amounts thereof then due and owing;

(iv) Fourth, to the payment in full in cash, pro rata, of all other Obligations;

(v) Fifth, to any party entitled thereto pursuant to the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement; and

(vi) Sixth, the balance to the Borrower or whosoever shall be lawfully entitled thereto.”

(z) The last two sentences of Section 10.6 of the Existing Credit Agreement are amended and restated in their entirety as follows:

“Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any duty to monitor any Collateral, including without limitation any Collateral used to calculate the Borrowing Base or the reporting requirements or the contents of reports delivered by the Borrower, or any Pari Passu Collateral. Each Lender assumes the responsibility of keeping itself informed at all times.”

(aa) Section 10.10 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“10.10 Collateral Matters.

(a) The Collateral Agent is hereby appointed as collateral agent and authorized on behalf of all of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time to take any action with respect to any Collateral or Pari Passu Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral or Pari Passu Collateral granted pursuant to the Loan Documents and such other acts or omission with respect to the ABL Intercreditor Agreement, Pari Passu Intercreditor Agreement, Pari Passu Loan Documents, and the Liens created thereby as it deems appropriate in its sole discretion, including without limitation entering into the ABL Intercreditor Agreement, Pari Passu Intercreditor Agreement, or any Pari Passu Loan Document (provided, however, that any consent of the Collateral Agent required for any amendment, restatement, supplement, or other modification of the ABL Intercreditor Agreement, Pari Passu Intercreditor Agreement, or any Pari Passu Loan Document shall require the consent of the Required Lenders). In addition, each of the Pari Passu Collateral Agent and Term Loan Collateral Agent is hereby appointed as collateral agent and authorized on behalf of all of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time to take any action with respect to any Pari Passu Collateral or the Pari Passu Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Pari Passu Collateral granted pursuant to the Pari Passu Collateral Documents or the Pari Passu Intercreditor Agreement, as applicable. The Collateral Agent is hereby authorized to take any action with respect to the appointment of the Pari Passu Collateral Agent or the Term Loan Collateral Agent as collateral agent with respect to the Pari Passu Collateral as the Collateral Agent deems necessary or desirable.

(b) The Secured Parties on behalf of themselves and their respective Affiliates irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral or Pari Passu Collateral (i) upon payment in full of all Loans and all other Obligations known to the Collateral Agent, termination or Cash Collateralization of all Credits and termination of all Commitments; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder or, with respect to any Pari Passu Collateral, in accordance with the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement and the Pari Passu Collateral Documents; or (iii) if approved, authorized or ratified in writing by all of the Lenders or the Required Lenders in accordance with Section 11.1. The Secured Parties on behalf of themselves and their respective Affiliates irrevocably authorize each of the Pari Passu Collateral Agent and the Term Loan Collateral Agent, at its respective option and in its respective discretion, to release any Lien granted to or held by the Pari Passu Collateral Agent or the Term Loan Collateral Agent, as applicable, upon any Pari Passu Collateral (1) upon payment in full of all Loans and all other Obligations known to the Collateral Agent, termination or Cash Collateralization of all Credits and termination of all Commitments; (2) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder, with respect to any Pari Passu Collateral, in accordance with the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement, as applicable, and the Pari Passu Collateral Documents; or (3) if approved, authorized or ratified in writing by all of the Lenders or the Required Lenders in accordance with Section 11.1. Upon request by the Collateral Agent at any time, the Lenders shall confirm in writing the Collateral Agent’s, Pari Passu Collateral Agent’s, or Term Loan Collateral Agent’s authority to release particular types or items of Collateral or Pari Passu Collateral pursuant to this Section 10.10(b), provided, that the absence of any such confirmation for whatever reason shall not affect the Collateral Agent’s, Pari Passu Collateral Agent’s, or Term Loan Collateral Agent’s rights under this Section 10.10.

(c) The Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact, including without limitation the Pari Passu Collateral Agent or Term Loan Collateral Agent with respect to the Pari Passu Collateral, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care, the Pari Passu Collateral Agent, or the Term Loan Collateral Agent.

(d) The Collateral Agent and the Issuing Lenders shall be entitled to all rights, indemnities, and limitations on liability under this SECTION 10 available to the Administrative Agent to the same extent as if each reference to the Administrative Agent in this SECTION 10 were a reference to the Collateral Agent and the Issuing Lenders.”

(bb) Section 10.12 of the Existing Credit Agreement is amended by adding a new Clause (c) as follows:

“(c) Each Secured Party hereby authorizes the Administrative Agent and the Collateral Agent, on its behalf, to enter into the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement and any other agreements or instruments necessary or reasonably desirable in connection therewith, and any amendments, restatements, supplements, or other modifications of any of the foregoing, and agrees to be bound by the terms of any of the foregoing, in each case as so amended, restated, supplemented or otherwise modified.”

(cc) The introductory paragraph of Section 11.1(a) of the Existing Credit Agreement is amended and restated in its entirety as follows:

“(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that (x) at the request of the Administrative Agent or the Required Lenders, any such waiver, amendment, supplement, or modification may be conditioned on receipt of an acknowledgement from the Term Loan Collateral Agent that the rights of the Administrative Agent and Secured Parties will not be adversely affected thereby or, if necessary the consent of the Term Loan Collateral Agent, and (y) no such waiver and no such amendment, supplement or modification shall:”

(dd) Section 11.1(a)(v) of the Existing Credit Agreement is amended and restated in its entirety as follows:

“(v) amend, modify or waive any provision of this Section 11.1, or amend, modify or waive any other provision of this Agreement specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or to make any determination or grant any consent hereunder, or change the percentage specified in the definition of Required Lenders, or amend or modify Sections 3.6, 4.11, 11.7(a) or any other provision of any Loan Document which amendment or modification shall have the effect of modifying the pro rata treatment of payments to or disbursements by the Lenders thereunder, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral or release the Borrower or any Subsidiary Guarantor (except such releases as are expressly permitted or required under this Agreement, the ABL Intercreditor Agreement, or the Pari Passu Intercreditor Agreement, other releases of Pari Passu Collateral, or releases of any guarantor under the Pari Passu Guaranty) in each case without the written consent of all of the Lenders, or”

(ee) Section 11.5 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“11.5 Payment of Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and the Collateral Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Secured Party and each Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents or any restructuring or “work-out” related hereto and thereto, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent following the occurrence and during the continuance of a Default or an Event of Default, (c) to pay, indemnify, and hold each Secured Party and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Secured Party and each Agent, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including, without limitation, any indemnification obligations of any Indemnitee pursuant to the Pari Passu Intercreditor Agreement or the Term Loan Intercreditor Agreement and the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) and other professional and settlement costs of each Lender, each Issuing Lender and each Agent, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents, the issuance or providing of each Credit, the making of each Loan and the use by the Borrower of proceeds of each Loan and Credit, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Law applicable to the operations of the Borrower, any of its Subsidiaries or Affiliates, or any of the properties of such Persons or, regardless of any act or omission of any Agent or Secured Party (including without limitation procurement of any environmental site assessment) directly or indirectly arising from or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence of any hazardous materials or other materials of environmental concern on, under, about or from any real property subject to a Mortgage, whether existing or not existing and whether known or unknown at the time of the execution hereof and regardless of whether or not caused by, or within the control of Borrower or any of their Affiliates, including without limitation (i) damages for personal injury, or injury to any such property, neighboring properties, or natural resources occurring upon or off any such property, foreseeable or unforeseeable, including, without limitation, the cost of demolition and rebuilding of any improvements on such real property, interest and penalties; (ii) the costs of any required or necessary environmental investigation or monitoring, any repair, cleanup, or detoxification of any real property subject to a Mortgage, and the preparation and implementation of any closure, remedial, or other required plans including fees incurred for attorneys, consultants, contractors, experts and laboratories; and (iii) liability to any third person or any governmental authority to indemnify such person or governmental authority for cost expended in connection with the items referenced in Clause (ii) immediately above (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this Section 11.5 shall survive repayment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.”

(ff) Exhibit A to the Existing Credit Agreement is amended and restated as set forth on Exhibit A attached hereto.

(gg) A new Exhibit H is added to the Existing Credit Agreement to read in its entirety as set forth on Exhibit H attached hereto.

(hh) A new Exhibit I is added to the Existing Credit Agreement to read in its entirety as set forth on Exhibit I attached hereto.

SECTION 2. Effectiveness of Amendment.

This Eighth Amendment shall become effective on the date (the “Effective Date”) on which:

(a) each of the Borrower, the Administrative Agent, the Swing Line Lender, the Issuing Lender, and the Lenders have duly executed and delivered to the Administrative Agent, with a counterpart for each Lender, this Eighth Amendment;

(b) each of the parties to the ABL Intercreditor Agreement have duly executed and delivered the ABL Intercreditor Agreement and the Administrative Agent shall have received final executed copies thereof, effective as of the Effective Date;

(c) each of the parties to the Term Loan Intercreditor Agreement have duly executed and delivered the Term Loan Intercreditor Agreement and the Administrative Agent shall have received final executed copies thereof, effective as of the Effective Date;

(d) the Administrative Agent has received the Term Loan Guaranty, executed and delivered by the parties thereto, effective as of the Effective Date;

(e) the Administrative Agent has received a secretary’s certificate dated the date hereof for each guarantor under the Pari Passu Guaranty, in form and substance acceptable to the Administrative Agent, with appropriate insertions and attachments (including, without limitation, incumbency information, signature specimens and Governing Documents for each such guarantor), satisfactory in form and substance to the Administrative Agent, executed by the Secretary of the Borrower;

(f) the Administrative Agent has received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each guarantor under the Pari Passu Guaranty in the jurisdiction of its organization;

(g) the Administrative Agent shall have received the executed legal opinions of Husch Blackwell LLP, counsel to the Borrower, in form and substance acceptable to the Administrative Agent, with respect to the Pari Passu Guaranty;

(h) the Borrower shall have paid all of the Lead Arranger’s, the Administrative Agent’s and the Secured Parties’ fees and the Lead Arranger’s and the Administrative Agent’s legal fees invoiced in reasonable detail and all reasonable out-of-pocket costs incurred in connection with this Eighth Amendment and all due diligence in respect hereof; and

(i) the Borrower shall have delivered to the Administrative Agent such opinions of counsel, authorization and organizational documents, certificates of good standing, and all other documents, reports and information, in each case as the Administrative Agent or the Lenders shall request.

SECTION 3. Effect of Amendment; Ratification; Representations; Post-Closing; etc.

(a) On and after the Effective Date, this Eighth Amendment shall be a part of the Credit Agreement, all references to the Credit Agreement in the Credit Agreement and the other Loan Documents and Pari Passu Loan Documents shall be deemed to refer to the Existing Credit Agreement as amended by this Eighth Amendment, and the term “this Agreement”, and the words “hereof”, “herein”, “hereunder” and words of similar import, as used in the Existing Credit Agreement, shall mean the Credit Agreement as amended hereby. This Eighth Amendment shall constitute a Loan Document.

(b) Except as expressly set forth herein, this Eighth Amendment shall not constitute an amendment, waiver or consent with respect to any provision of the Credit Agreement and the Credit Agreement and each of the other Loan Documents and the Pari Passu Loan Documents is hereby ratified, reaffirmed, approved and confirmed in all respects.

(c) In order to induce the Administrative Agent and the Lenders to enter into this Eighth Amendment, Borrower represents and warrants to the Administrative Agent and the Lenders that before and after giving effect to the execution and delivery of this Eighth Amendment:

(i) the representations and warranties of Borrower set forth in the Credit Agreement and in the other Loan Documents and the Pari Passu Loan Documents are true and correct in all material respects as if made on and as of the date hereof, except for those representations and warranties that by their terms were made as of a specified date which were true and correct on and as of such date; and

(ii) no Default or Event of Default has occurred and is continuing.

(d) Notwithstanding anything to the contrary contained in the Credit Agreement or in any other Loan Document or the Pari Passu Loan Documents, any Collateral or Pari Passu Collateral or Loan Document or Pari Passu Loan Document which is or may be released (or terminated) upon termination of all Commitments (among other things) shall not be released until the Seasonal Line Commitments are also terminated and all Seasonal Line Loans shall have been repaid in full.

SECTION 4. Counterparts.

This Eighth Amendment may be executed by one or more of the parties to this Eighth Amendment on any number of separate counterparts (including by facsimile or email transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same agreement. A set of the copies of this Eighth Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

SECTION 5. Severability.

Any provision of this Eighth Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. GOVERNING LAW.

THIS EIGHTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. WAIVERS OF JURY TRIAL.

EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS EIGHTH AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be duly executed as of the day and year first above written.

GREEN PLAINS GRAIN COMPANY LLC, as the Borrower

By:	Green Plains Inc., its sole member

By:	/s/ Michelle Mapes
Name: Michelle Mapes
Title: EVP - General Counsel & Corp. Secretary

[Eighth Amendment to GPG Credit Agreement Signature Page]

BNP PARIBAS, as Administrative Agent, Swing Line Lender, Issuing Lender and a Lender

By:	/s/ Bradley Dingwall
Name: Bradley Dingwall
Title: Director

By:	/s/ Deborah P. Whittle
Name: Deborah P. Whittle
Title: Director

[Eighth Amendment to GPG Credit Agreement Signature Page]

BANK OF THE WEST, as a Lender

By:	/s/ Charles Greenway
Name: Charles Greenway
Title: Vice President

[Eighth Amendment to GPG Credit Agreement Signature Page]

RABO AGRIFINANCE, INC., as a Lender

By:	/s/ Deborah Asberry-Chua
Deborah Asberry-Chua, Vice President

[Eighth Amendment to GPG Credit Agreement Signature Page]

MACQUARIE BANK LIMITED, as a Lender

By:	/s/ Robert Trevena
Name: Robert Trevena
Title: Division Director

By:	/s/ Nathan Booker
Name: Nathan Booker
Title: Division Director

(Signed in Australia, POA Ref: #2468 dated 7 June 2017)

[Eighth Amendment to GPG Credit Agreement Signature Page]

ING CAPITAL LLC, as a Lender

By:	/s/ Daniel Lamprecht
Name: Daniel Lamprecht
Title: Managing Director

By:	/s/ Renata Medeiros
Name: Renata Medeiros
Title: Vice President

[Eighth Amendment to GPG Credit Agreement Signature Page]

INTRUST BANK, N.A., as a Lender

By:	/s/ Quinton E. Smith
Name: Quinton E. Smith
Title: Commercial Lender

[Eighth Amendment to GPG Credit Agreement Signature Page]